Exhibit 10.30.1

IMS HEALTH INCORPORATED

Executive Annual Incentive Plan

Performance Restricted Stock Incentive Plan

Summary of 2005 Performance Goals

And Award Opportunities

This is a summary of the terms of authorization of awards for 2005 under the Executive Annual Incentive Plan (“AIP”) and the related Performance Restricted Stock Incentive Plan (“PERS Plan”).  The PERS Plan is an established program of IMS Health Incorporated (the “Company”) implemented under the 1998 Employees’ Stock Incentive Plan (the “ESIP”) and the 2000 Stock Incentive Plan (the “2000 Plan”).  These awards are authorized, and the AIP and PERS Plan administered, by the Compensation and Benefits Committee (the “Committee”).  If there is any conflict between the terms of this summary and the AIP, PERS Plan (as implemented in resolutions of the Committee or otherwise), ESIP, 2000 Plan, or any resolution, award agreement, or other document having legal effect with respect to the matters summarized herein, such other plan or document shall govern.

Part I.     2005 Performance Goal

(a)                                  AIP.  Individuals selected to participate in the AIP for 2005 shall earn the AIP annual incentive award for 2005 based 80% on the achievement of a financial performance goal and 20% on the assessment of the individual’s performance in achieving individual performance objectives.  The AIP 2005 financial performance goal will be weighted 60% for revenue and 40% for operating income, each determined on a consolidated basis.  In addition, such financial performance must equal 80% of the targeted level of performance for each of the revenue and operating income components of the financial performance goal in order for the participant to be eligible to earn the individual component of the annual incentive award.  The maximum annual incentive shall be limited in accordance with applicable award limits under the AIP.

(b)                                 PERS Plan.  For 2005, each participant shall be awarded PERS (restricted stock units) having a value equal to the AIP annual incentive earned and paid for 2005 performance.   PERS shall vest and become non-forfeitable if the participant remains in service until the first business day of January, 2008, subject to the terms of the ESIP and 2000 Plan, any Employment Agreement between the participant and the Company, and the customary terms of the form of restricted stock units (PERS) agreement previously approved by the Committee.  The maximum PERS award that may be earned shall be limited in accordance with applicable award limits under the ESIP.

(c)                                  Financial Performance Goal.

(i)                                     Component Payout Percentage Table.  The “Component Payout Percentage Table “ for the AIP financial performance goal for 2005 shall be as follows.  Percentages appearing in the table are referred to in this Summary as Component Payout Percentages:

Performance	Floor	Downside Minimum	Downside Cliff	Target	Upside Potential	Maximum
Revenue Component	< 0%	75%	85%	100%	125%	200%
Operating Income Component	< 0%	75%	90%	100%	125%	200%

The Committee has separately specified the levels of Revenue and Operating Income that correspond to the Floor, Downside Minimum, Downside Cliff, Target, Upside Potential, and Maximum performance levels.

(ii)                                  Award Opportunities Earned For Financial Performance.  The financial Performance Goal shall be deemed achieved at the end of the Performance Period in accordance with the following:  First, the Committee shall determine the level of achievement of the revenue component of the Performance Goal and the operating income component of the Performance Goal, and for each the corresponding “Component Payout Percentage.”  (Example:  Revenue at target has a Component Payout Percentage of 100%.)  For component performance between any two performance levels (e.g., between “Floor” and “Downside Minimum”), the Component Payout Percentage will be interpolated.  For performance below the “Floor” level, the Component Payout Percentage will be zero, and for performance above the Upside Maximum, the Component Payout Percentage will be 200%.  Second, the “Financial Performance Payout Percentage” will be determined as the sum of 60% of the Component Payout Percentage for revenues and 40% of the Component Payout Percentage for operating income.

(d)                                 Individual Performance Goal.  Individual performance goals shall be specified by the Committee for each participant.  If the threshold performance requirement specified in Part I(a) above is met, the level of earning of personal objectives, expressed as a percentage, will be determined by the Committee (with up to the maximum payout of the individual component authorized, in the Committee’s discretion).

(e)                                  Final Annual Incentive Award.  The Committee will calculate the participant’s final AIP incentive award for 2005 by (1) multiplying his or her Target Award by 80% of the Financial Performance Payout Percentage and (2) multiplying his or her Target Award by 20% of the percentage determined under Part I(d) above, and addition the amounts determined under clause (1) and clause (2) of this Part I(e).  In no event, however, will the final AIP annual incentive exceed the applicable maximum award limit specified in the AIP.

(f)                                    Adjustments to Performance Goals.  The Committee may determine in its discretion to adjust each component of the financial Performance Goal and the threshold performance required for the individual Performance Goal, and shall adjust such components to eliminate the positive and negative effects of extraordinary items, including acquisitions, and changes in accounting principles from 2004, including the adoption of FAS123r, provided that no such adjustment is authorized or may be made with respect to a Covered Employee if and to the extent that such authorization or adjustment would cause the Performance Goal not to meet the applicable requirements of Treasury Regulation 1.162-27(e)(2) under the Code.  In addition, the Committee retains “negative discretion” to limit or eliminate the amount payable in settlement of any Award.

Part II.          Award Payout

A participant’s annual incentive award earned under the AIP for 2005 performance will be payable promptly upon determination by the Committee, and in no event more than 2.5 months after the end of the Company’s 2005 fiscal year (unless audited financial statements cannot be prepared within that period), unless such award is validly deferred under a deferral plan of the Company.  In addition, PERS will be granted to such participant at the time the annual incentive award is payable to the participant (disregarding any elective deferral) in an amount equal to the amount of such annual incentive divided by the average closing price per share of Company Common Stock over the final 20 trading days of 2005.  Unless otherwise determined by the Committee (and subject to the terms of the AIP and any employment agreement or change-in-control agreement between the participant and the Company), no amount will be payable under the AIP and no PERS will be granted to a participant who does not remain employed by the Company or a subsidiary at the payment date determined by the Committee under this Part II.

Part III.      Participants and Target Award Opportunities

The participants in the AIP and PERS Plan for 2005, and the target Award opportunities of each, are set forth by the Chairman of the Board and Chief Executive Officer and approved by the Compensation & Benefits committee annually and may from time to time be revised or supplemented.  AIP award opportunities are designated under the AIP.  With respect to PERS, Award opportunities designated for any such participant who is, at February 14, 2005, an executive officer of the Company and shares that may be issued or delivered in settlement of such participants’ PERS shall be governed by and drawn from the ESIP, and award opportunities granted to other participants and shares that may be issued or delivered in settlement of such participants’ PERS shall be governed by and drawn from the 2000 Plan.  The foregoing notwithstanding, the Chief Executive Officer of the Company may modify or cancel any Award opportunity or Award granted to any participant in order to comply with local laws or customs in any jurisdiction other than the United States, or to avoid undue administrative expense with respect to such foreign jurisdiction, and may designate a participant whose participation would otherwise be governed by the 2000 Plan as instead to be governed by the ESIP.